                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                NOVEMBER 4, 1997
                Date of Report (Date of Earliest Event Reported)




                               NASHUA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)



        1-5492-1                                        02-0170100
(Commission File Number)                    (I.R.S. Employer Identification No.)



                               44 FRANKLIN STREET
                           NASHUA, NEW HAMPSHIRE 03060
                    (Address of Principal Executive Offices)


                                  (603)880-2323
              (Registrant's Telephone Number, Including Area Code)



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5 - OTHER EVENTS

On November 4, 1997, Nashua Corporation issued the following press release:


                   NASHUA CORPORATION TO FOCUS ON U.S. PHOTO,
                      LABEL AND IMAGING SUPPLIES BUSINESSES

           Company To Sell Specialty Coated Products And International Photofinishing Businesses; Announces Third Quarter Results

              Nashua, NH, November 4, 1997 -- Nashua Corporation (NYSE: NSH) today announced that the Company intends to strategically focus its resources on growing its U.S. photofinishing, imaging supplies, and label businesses. The Company plans to sell its specialty coated products division and its international photofinishing businesses in Canada, Northern Ireland and the United Kingdom, and has retained BT Alex. Brown to assist in this process. These businesses had 1996 revenues of $52 million and $69 million respectively. When realized, a portion of the proceeds from the sale of assets will be reinvested in growing the three retained businesses, and a portion is expected to be returned to shareholders via a special dividend or through share repurchases.

              "Today's announcement is the culmination of a previously announced strategic review of the Company's options and opportunities, with the goal of maximizing value for our shareholders," said Gerald G. Garbacz, Chief Executive Officer and President of Nashua.

              He continued: "Our Board of Directors and management agreed that our shareholders will be best served by Nashua becoming a more focused company in areas where substantial opportunities exist to allow us to achieve leadership in niche markets. We believe that the label, imaging supplies and U.S. photo businesses each have opportunities which will enable them to realize significantly increased growth and profitability over the next several years. Our concentration on a smaller portfolio of businesses, coupled with overhead reductions to be implemented throughout 1998, should increase Nashua's profitability and yield substantially improved returns on invested capital. While we have made progress over the last year and a half, stabilizing the Company's financial position, strengthening our operational management and improving our customer focus, we clearly need to do more. Today's announcement is further evidence of our commitment to deliver value to our shareholders and to get Nashua firmly back on a path toward profitable growth."

       BUSINESSES TO BE DIVESTED

              The Specialty Coated Products Division applies a broad range of chemical coatings to paper. Products range from papers coated for thermal printers and fax machines to carbonless and ink jet papers. The division has one plant in Merrimack, New Hampshire, and currently employs approximately 220 people. It is expected that this unit will continue to supply thermal paper to the Label Division for the foreseeable future.

              Nashua through its brand names including York, Truprint, Belmont and Scot is the photofinishing market segment leader in Northern Ireland, Canada and the U.K. Nashua's international photofinishing facilities are located in Belfast, Northern Ireland; Saskatoon, Saskatchewan; and Telford and Newton Abbot, England. Collectively, these businesses employ approximately 800 people.

       BUSINESSES TO BE RETAINED

              Nashua Corporation intends to grow three core businesses: U.S. photofinishing, label and imaging supplies.

              U.S. PHOTOFINISHING

              The U.S. Photo Group, operating under the York Photo brand, is the country's largest direct marketer of film processing. In 1996, the Company introduced York FotoFloppy images on disk, expanding the way photographs are used. Customers can view, edit and organize their digitized photos from a 3 1/2 inch floppy disk loaded onto their personal computer. More recently, York introduced an Internet-based service for retrieving of images from York-processed film. Last month, Nashua's U.S. Photo Group began testing a new service in conjunction with its strategic relationship with Fuji Photo U.S. through which Nashua offers directly to consumers a premium mail order film processing service under the brand name Fuji Direct. 1996 revenues for this business were $78 million.

              LABEL

              Nashua has long been recognized as a leader in the pressure-sensitive label business, producing products for use in data processing, information transfer and product identification. Operating out of Omaha, Nebraska, Nashua's label operation significantly upgraded capabilities through the addition of five state-of-the-art presses in 1997. The Omaha facility also has laminating capability to service both internal requirements and the label converting industry. 1996 revenues were $70 million.

              IMAGING SUPPLIES

              The Imaging Supplies Division provides competitive, independently produced toners, remanufactured laser printer cartridges and other imaging-related supplies to customers, with a particular emphasis on high quality Xerox and Ricoh compatible toners. 1996 revenues for this division were $97 million. Nashua has accelerated its introduction of new toner and cartridge products in 1997 and has expanded its manufacturing capabilities with a fully-integrated production line capable of fulfilling world-class technical requirements. Nashua has recently completed distribution agreements with several leading firms which service the office equipment marketplace. Nashua also announced a series of steps to simplify its imaging product offerings and pricing structure and to enhance its ability to service its independent dealer network by outsourcing order processing and small- order logistics. This outsourcing is expected to improve performance and reduce Imaging's annual operating expenses by over $1 million when fully implemented in the second quarter of 1998.

       THIRD QUARTER RESULTS

              The Company also announced a net loss of $3.1 million, or $.48 per share, for the third quarter ended September 26, 1997, on sales of $86.9 million, compared with net income of $.5 million, or $.08 per share, on sales of $100.9 million for the same period in 1996. The weak financial results produced a lower estimated tax rate for the year, reducing the tax benefit generated by the operating loss in the quarter. As a result, approximately one-half of the loss, or $.20 per share, is attributable to the change in the tax rate. The third quarter loss also includes a one-time pretax charge of approximately $900,000, or $.10 per share, related to the sale of excess real estate in Nashua, N.H.

              For the nine months ended September 26, 1997, Nashua reported a net loss of $6.4 million, or $1.00 per share, on sales of $242.6 million, compared with net income of $24.7 million, or $3.85 per share, on sales of $306 million for the comparable 1996 period. Results for the first nine months of 1997 include the previously described, one-time pretax charge of approximately $900,000, or $.10 per share, and the impact of the change in the tax rate of approximately $.20 per share, as well as restructuring and unusual charges of $3 million, or $.24 per share, during the second quarter of 1997 for costs associated with restructuring certain distribution channels and aligning the workforce with current levels of demand.

              Results for the first nine months of 1996 included $39.3 million of pretax gains on the initial public offering of Cerion Technologies' stock and an $8.4 million after-tax gain on the sale of the Tape Products Division. The results for the first nine months of 1996 also included a $7 million charge to write-off goodwill in Nashua's mainland European photo business, which was sold in the fourth quarter of 1996, and an after-tax charge of $1.3 million associated with prepayment of debt.

              Nashua reported a decline in the Commercial Products Group's sales in the third quarter of 1997 compared with the same period in 1996 due to lower sales in the Imaging Supplies Division. Although the Imaging Supplies Division's laser printer cartridges sales improved from the prior year, those gains were more than offset by lower sales of dry toner, copier paper, diskettes and certain discontinued product lines. The Label Products Division reported higher sales versus the third quarter of 1996, as well as improved profitability, due to increased volume of its higher margin products. Third quarter sales in the Specialty Coated Products Division were flat with the comparable 1996 period while profitability improved versus the same quarter one year ago. Efforts to enhance productivity, control expenses and reduce costs in all three business units of the Commercial Products Group resulted in operating profits in the third quarter of 1997, compared to a small operating loss in the third quarter of 1996, despite the lower revenues.

              Revenues for Nashua's Photo Group declined substantially in the third quarter of 1997 versus the same period in 1996, excluding sales from the mainland European photo business which was sold in the fourth quarter of 1996. This decrease was attributable to continued volume softness during the traditionally stronger summer months, partly offset by higher prices. The lower volume, combined with increased expenses resulting from the development of new products and marketing programs, produced an operating loss in the third quarter of 1997 compared with operating income a year ago.

              Combined revenues for the businesses being divested were $34.5 million and $89.2 million for the three and nine months ended September 26, 1997 and $35.0 million and $93.3 million, respectively, for the comparable periods in 1996. Combined operating losses for these businesses were $.3 million and $.7 million, respectively, for the third quarter of 1997 and the first nine months of 1997 compared with operating income of $1.1 million and $2.4 million, respectively, for the same periods in 1996.

              In the third quarter of 1997, the Company's 37 percent investment in Cerion Technologies made no contribution to operating income. In the same period in 1996, Nashua's investment in Cerion produced a loss of $.2 million.

              The Company also indicated that, due principally to the weakness in the Photofinishing Group, it expects to record a loss from operations in the fourth quarter. The Company recorded a loss of $.07 per share in the comparable period a year ago. Additionally, Nashua indicated that it plans to take a pretax charge in the fourth quarter primarily to provide for costs associated with reducing the size of certain overhead activities as the Company sells non-strategic assets during 1998.

              This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "prospects," "expects," "intends," "will," "plans," "should" and similar expressions are intended to identify such forward-looking statements. Such forward- looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in customer demand, intensity of competition and promotional activity from other vendors, general economic and industry conditions, delays or difficulties in launching new initiatives designed to increase sales and return Nashua Corporation to profitability, and other risks detailed in Nashua Corporation's filings with the Securities and Exchange Commission. Nashua Corporation assumes no obligation to update the information contained in this press release.

              Nashua Corporation markets specialty imaging products and services to consumers and commercial customers. The Company provides direct marketing and wholesale photo products and services, thermal papers, pressure-sensitive labels and specialty papers, as well as copier, ink jet and laser printer supplies.

--------------------------------------------------------------------------------
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS
--------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------
Periods ended September 26 and 27, respectively                    Three Months               Nine Months
Dollars in millions, except per share amounts (Unaudited)       1997          1996         1997         1996
-------------------------------------------------------------------------------------------------------------

Net sales ..................................................   $ 86.9        $100.9       $242.6       $306.0
Cost of products sold (a) ..................................     63.0          71.9        178.6        224.8
                                                               ------        ------       ------       ------

Gross margin ...............................................     23.9          29.0         64.0         81.2
Gross margin % .............................................     27.5%         28.7%        26.4%        26.5%

Research, selling, distribution and
administrative expenses (a) ................................     25.7          28.2         69.7         82.2
Restructuring and unusual charges ..........................      0.9            --          3.9          7.0
Equity in net (income) loss of Cerion Technologies .........       --           0.2           --         (0.2)
Gain on disposition of Cerion Technologies stock ...........       --            --           --        (32.0)
Gain on Cerion Technologies public stock offering ..........       --            --           --         (7.3)
Interest (income) expense, net .............................     (0.1)         (0.1)        (0.4)         2.2
                                                               ------        ------       ------       ------

     INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
     TAXES (BENEFIT) .......................................     (2.6)          0.7         (9.2)        29.3

Income taxes (benefit) .....................................      0.5           0.2         (2.8)        12.3
                                                               ------        ------       ------       ------

     INCOME (LOSS) FROM CONTINUING OPERATIONS ..............     (3.1)          0.5         (6.4)        17.0

Income from discontinued operation .........................       --            --           --          0.6
Gain on disposal of discontinued operation .................       --            --           --          8.4
                                                               ------        ------       ------       ------

     INCOME (LOSS) BEFORE EXTRAORDINARY LOSS ...............     (3.1)          0.5         (6.4)        26.0

Extraordinary loss on extinguishment of debt ...............       --            --           --         (1.3)
                                                               ------        ------       ------       ------

     NET INCOME (LOSS) .....................................   $ (3.1)       $  0.5       $ (6.4)      $ 24.7
                                                               ======        ======       ======       ======



EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
 Income (loss) from continuing operations ..................   $(0.48)       $ 0.08       $(1.00)      $ 2.65

 INCOME FROM DISCONTINUED OPERATION:
  Income from discontinued operation .......................       --            --           --         0.08
  Gain on disposal of discontinued operation ...............       --            --           --         1.32
                                                               ------        ------       ------       ------
                                                                   --            --           --         1.40

Income (loss) before extraordinary loss ....................    (0.48)         0.08        (1.00)        4.05
                                                               ------        ------       ------       ------

Extraordinary loss on extinguishment of debt ...............       --            --           --        (0.20)
                                                               ------        ------       ------       ------

NET INCOME (LOSS) PER COMMON AND COMMON
EQUIVALENT SHARE ...........................................   $(0.48)       $ 0.08       $(1.00)      $ 3.85
                                                               ======        ======       ======       ======


AVERAGE COMMON AND COMMON EQUIVALENT SHARES ................    6,386         6,413        6,384        6,400
                                                               ======        ======       ======       ======


(a) Beginning in the fourth quarter of 1996, postage expenses relating to prepaid photo mailers, which previously were treated as selling expenses, have been reclassified to cost of products sold. The cost of products sold and selling expenses for the three and nine month periods ended September 27, 1996 have been adjusted by $3.2 million and $7.9 million, respectively.

--------------------------------------------------------------------------------
NASHUA CORPORATION BALANCE SHEET
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                     (Unaudited)
                                                     SEPTEMBER 26,   December 31
Dollars in millions                                      1997           1996
--------------------------------------------------------------------------------

ASSETS
 Cash and cash equivalents                              $  9.4         $ 20.0
 Accounts receivable                                      22.0           20.1
 Inventories                                              15.8           16.7
 Other current assets                                     19.9           15.4
                                                        ------         ------
     Total current assets                                 67.1           72.2

 Plant and equipment, net                                 55.6           60.1
 Investment in unconsolidated affiliate                    7.2            7.2
 Other assets                                             33.8           37.2
                                                        ------         ------

     TOTAL ASSETS                                       $163.7         $176.7
                                                        ======         ======


LIABILITIES AND SHAREHOLDERS' EQUITY
 Current maturities of long-term debt                   $  0.6         $  0.8
 Accounts payable                                         24.1           22.7
 Accrued expenses                                         23.1           24.9
 Income taxes payable                                      0.5            2.6
                                                        ------         ------
     Total current liabilities                            48.3           51.0

 Long-term debt                                            1.7            2.0
 Other long-term liabilities                              20.1           21.7
                                                        ------         ------
     Total long-term liabilities                          21.8           23.7

 Common stock and additional capital                      18.8           18.8
 Retained earnings                                        79.3           85.8
 Cumulative translation adjustment                        (3.7)          (1.8)
 Treasury stock, at cost                                  (0.8)          (0.8)
                                                        ------         ------
     Total shareholders' equity                           93.6          102.0
                                                        ------         ------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $163.7         $176.7
                                                        ======         ======

--------------------------------------------------------------------------------
NASHUA CORPORATION SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------
Periods ended September 26 and 27, respectively            THREE MONTHS             NINE MONTHS
Dollars in millions (Unaudited)                         1997         1996         1997         1996
----------------------------------------------------------------------------------------------------

NET SALES

Commercial Products Group ............................  $42.6       $ 45.3       $130.3       $151.1

Photo Group ..........................................   44.3         55.6        112.3        135.6

Cerion Technologies ..................................     --           --           --         19.3
                                                        -----       ------       ------       ------
   Net sales .........................................  $86.9       $100.9       $242.6       $306.0
                                                        -----       ------       ------       ------


OPERATING INCOME (LOSS)

Commercial Products Group(a) .........................  $ 0.4       $ (0.1)      $ (1.0)      $ (2.9)

Photo Group(a)(b) ....................................   (0.5)         3.3         (1.7)        (4.1)

Cerion Technologies(c) ...............................     --         (0.2)          --         44.7

Corporate expenses, including interest(d) ............   (2.5)        (2.3)        (6.5)        (8.4)
                                                        -----       ------       ------       ------

   Total operating income (loss) .....................  $(2.6)      $  0.7       $ (9.2)      $ 29.3
                                                        -----       ------       ------       ------


Depreciation and amortization ........................  $ 4.1       $  4.6       $ 10.8       $ 13.7
                                                        =====       ======       ======       ======


Investment in plant and equipment ....................  $ 2.0       $  2.8       $  7.4       $  9.5
                                                        =====       ======       ======       ======



(a) Operating loss for the nine months ended September 26, 1997 includes restructuring and unusual charges of $2.8 million and $.2 million for Commercial Products Group and Photo Group, respectively.

(b) Operating loss for the nine months ended September 27, 1996 included an unusual charge of $7 million.

(c) Operating income for the nine months ended September 27, 1996 included gains of $32 million from the sale of Cerion Technologies stock and $7.3 million from Nashua's interest in the shares sold by Cerion.

(d) Corporate expenses for the three and nine months ended September 26, 1997 include a pretax charge of $.9 million related to the sale of excess real estate in Nashua, N.H.

--------------------------------------------------------------------------------
NASHUA CORPORATION PRO FORMA QUARTERLY OPERATING RESULTS
--------------------------------------------------------------------------------

NOTE: The following unaudited pro forma quarterly operating data (the "Pro Forma Financial Data") is derived from the historical financial statements of the Company, excluding gains and losses related to dispositions, restructuring and other unusual charges, and the operating results of Nashua Express, Specialty Coated Products, the international photofinishing businesses in Canada, Northern Ireland, United Kingdom and mainland Europe, the OPC drum product line and the liquid toner product line. The Pro Forma Financial Data is not meant to be indicative of future results from operations.

                                                    1996                                  1997
-------------------------------------------------------------------------      -----------------------------
                                   FIRST    SECOND      THIRD     FOURTH        FIRST     SECOND     THIRD
Dollars in millions (Unaudited)   QUARTER   QUARTER    QUARTER    QUARTER      QUARTER    QUARTER   QUARTER
-------------------------------------------------------------------------      -----------------------------

Net Sales                         $60.4      $62.1      $60.4      $57.3        $53.4      $55.4     $56.9

Gross Margin                       11.4       13.9       16.0       14.6         13.4       13.8      14.7
Gross Margin %                     18.9%      22.4%      26.4%      25.4%        23.3%      25.0%     25.9%

                                  -----      -----      -----      -----        -----      -----     -----
Operating Income (loss)           $(4.6)     $(2.6)     $(0.5)     $(0.4)       $(2.1)     $(1.5)    $(1.6)
                                  =====      =====      =====      =====        =====      =====     =====

                                  -----      -----      -----      -----        -----      -----     -----
Cerion Technologies               $ 3.2      $ 2.4      $(0.2)     $(0.3)       $  --      $  --     $  --
                                  =====      =====      =====      =====        =====      =====     =====

NET SALES BY SEGMENT:
 Commercial Products Group        $42.8      $43.0      $37.1      $38.9        $35.9      $36.2     $35.4
 Photo Group                       17.6       19.1       23.3       18.4         17.5       19.2      21.5
                                  -----      -----      -----      -----        -----      -----     -----
 Total Company                    $60.4      $62.1      $60.4      $57.3        $53.4      $55.4     $56.9
                                  =====      =====      =====      =====        =====      =====     =====

OPERATING INCOME (LOSS)
BY SEGMENT:
 Commercial Products Group        $(2.0)     $(0.9)     $ 0.4      $ 0.8        $ 0.2      $ 0.5     $ 0.2
 Photo Group                       (0.4)       0.4        1.6        1.1         (0.4)       0.3      (0.1)
 Corporate and other,
 excluding interest                (2.2)      (2.1)      (2.5)      (2.3)        (1.9)      (2.3)     (1.7)
                                  -----      -----      -----      -----        -----      -----     -----
 Total Company                    $(4.6)     $(2.6)     $(0.5)     $(0.4)       $(2.1)     $(1.5)    $(1.6)
-------------------------------------------------------------------------      -----------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          NASHUA CORPORATION



Date: November 20, 1997                   By /s/ Paul Buffum
                                             ----------------------------
                                             Paul Buffum
                                             Vice President, General
                                             Counsel and Secretary